CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 3 to the Registration Statement on Form SB-2 (Registration No. 333-132722), of General Devices, Inc. of our report dated March 16, 2005, except for the effects of a stock split described in Note 3, as to which the date is April 17, 2006, relating to the consolidated statements of operations, stockholders' equity (deficit) and cash flows of General Devices, Inc. for the year ended December 31, 2004, which appear in such Registration Statement. We also consent to the reference to us under the heading ‘‘Experts’’ in such Registration Statement.

/s/ AMPER, POLITZINER & MATTIA, P.C.

Edison, New Jersey
October 17, 2006